CERTIFICATE OF FORMATION

                                       OF

                           DB ABSOLUTE RETURN FUND LLC
                           ---------------------------

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

FIRST: The name of the limited liability company is DB Absolute Return Fund LLC.

SECOND: The address of the registered office of the limited liability company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent for service of process located at such registered office is The Corporation Trust Company.

THIRD: Notice is hereby given that, notwithstanding anything to the contrary set forth under Chapter 18, Section 215 of the Delaware Limited Liability Company
Act ("Section 215") or under applicable law, as the limited liability company agreement provides for creation of 1 or more series, and if separate and distinct records shall be maintained for each such series and the assets associated with each such series shall be held (directly or indirectly, including through a nominee or otherwise) and accounted for separately from the other assets of the limited liability company, or any other series thereof, and as the limited liability company agreement so provides, and as notice of the limitation on liabilities of each series as referenced in Section 215 is hereby set forth in this Certificate of Formation, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the limited liability company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the limited liability company generally or any other series thereof shall be enforceable against the assets of a series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 23rd day of October, 2001.


                                    /s/ John T. Ferguson, Jr.
                                    -----------------------------------------
                                    John T. Ferguson, Jr.
                                    As Organizing Member, and not individually
                                    31 West 52nd Street
                                    New York, NY  10019